Stan J.H. Lee, CPA

 2160 North Central Rd.  Suite 203 Fort Lee  NJ 07024

P.O. Box 436402  San Ysidro  CA  92143

619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

To Whom It May Concerns;

The firm of Stan J.H. Lee, Certified Public Accountant,  consents to the inclusion of our report of August 27, 2010 , on the audited financial statements Apex I, Inc. as of June 30, 2010, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA

Stan J.H. Lee, CPA

 August 27, 2010

Fort Lee, NJ 07024